Cohen & Co®

COHEN & COMPANY, LTD.
Registered with the Public Company Accounting Oversight Board

800.229.1099 | 866.818.4538 FAX | cohenco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 30, 2025, relating to the financial statements and financial highlights of IDX Dynamic Fixed Income ETF and the consolidated financial statements and consolidated financial highlights of IDX Alternative FIAT ETF, each a series of ETF Opportunities Trust, which are included in Form N-CSR for the year or period ended October 31, 2025, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Management and Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Cleveland, Ohio
February 26, 2026